Exhibit (c)(ii)

                     CENTURY PROPERTIES GROWTH FUND XXII

                                 NOTE 2 TO

                      CONSOLIDATED FINANCIAL STATEMENTS

                         FORM 10-Q - MARCH 31, 1995


2.  Transactions With Related Parties

  (a) An affiliate of NPI, Inc. received reimbursement of administrative expenses amounting to $36,000 and $41,000 during the three months ended March 31, 1995 and 1994, respectively. These reimbursements are included in general and administrative expenses.

  (b) An affiliate of NPI, Inc. is entitled to receive a management fee equal to 5% of annual gross receipts from certain properties it manages. For the three months ended March 31, 1995 and 1994, NPI, Inc. received $254,000 and $69,000, respectively. These fees are included in operating expenses.